Exhibit 99.1

News Release Sunoco, Inc. 1818 Market Street Philadelphia, PA 19103-7583

For further information contact

Thomas Golembeski (media) 215-977-6298

Clare McGrory (investors) 215-977-6764

SUNOCO COMPLETES SPIN-OFF OF SUNCOKE ENERGY, INC.

PHILADELPHIA - January 17, 2012 - Sunoco, Inc. (NYSE: SUN) today completed the distribution to its shareholders of 56,660,000 shares of common stock of SunCoke Energy, Inc. (NYSE: SXC) owned by Sunoco. After the completion of the distribution, Sunoco no longer owns any common stock of SunCoke.

The distribution by Sunoco was made today, in the form of a pro rata common stock dividend, of its equity interest in SunCoke to all Sunoco shareholders of record on January 5, 2012. Sunoco shareholders will receive 0.53046456 of a share of SunCoke common stock, in book-entry form, for every share of Sunoco common stock held as of the close of business on January 5, 2012. No fractional shares of SunCoke common stock were distributed. Instead, Sunoco shareholders will receive cash in lieu of any fraction of a share of SunCoke common stock that they otherwise would have received.

About Sunoco

Sunoco is a leading transportation fuel provider with a network of branded retail locations in 24 states. The company is also the General Partner of and has a 34 percent interest in Sunoco Logistics Partners, L.P. (NYSE: SXL) an owner and operator of pipelines and product terminals.

Forward-Looking Statements

Statements made in the foregoing release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon assumptions by Sunoco concerning future conditions, any or all of which ultimately may prove to be inaccurate, and upon the current knowledge, beliefs and expectations of Sunoco’s management.

The reader should not place undue reliance on such forward-looking statements, which speak only as of the date of this press release. These forward-looking statements are not guarantees of future performance. Forward-looking statements are inherently uncertain and involve significant risks and uncertainties that could cause actual results to differ materially from those discussed in this release. Such risks and uncertainties include economic, business, competitive and/or regulatory factors affecting Sunoco’s business, as well as uncertainties related to the outcomes of pending or future litigation, legislation, or regulatory actions. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Sunoco has included in its Annual Report on Form 10-K for the year ended December 31, 2010 and in its subsequent Form 10-Q and Form 8-K filings, cautionary language identifying important factors (though not necessarily all such factors) that could cause future outcomes to differ materially from those set forth in the forward-looking statements. For more information concerning these factors, see Sunoco’s Securities and Exchange Commission filings, available on Sunoco’s website at www.sunocoinc.com. Sunoco expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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